EXHIBIT 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is effective as of November 5, 2013 (the “Effective Date”) and is by and between Argo Group International Holdings, Ltd. (“Argo Group” or the “Company”) and Mark E. Watson III (“Executive”).

WHEREAS, Argo Group is an international underwriter of specialty insurance and reinsurance products in areas of the property and casualty market; and

WHEREAS, Argo Group and its subsidiaries offer a comprehensive line of products and services designed to meet the unique coverage and claims-handling needs of its clients (“Argo Group” shall mean, individually and collectively, the Company and each of its subsidiaries); and

WHEREAS, the Company desires to continue to employ Executive as the President and Chief Executive Officer of the Company; and

WHEREAS, the Executive desires to accept such continued employment as the President and Chief Executive Officer of the Company;

NOW THEREFORE, in consideration of the promises and mutual agreements herein set forth, intending to be legally bound, the parties hereby agree as follows:

1.	Employment Period. The period of employment of the Executive by the Company under this Agreement (the “Employment Period”) shall be deemed to have commenced on the Effective Date, and shall continue until the day preceding the third (3rd) anniversary of the Effective Date; provided that, on each of the third (3rd) anniversary of the Effective Date (the “First Renewal Date”) and the first (1st) anniversary of the First Renewal Date (the “Second Renewal Date”), the Agreement shall be deemed to be automatically extended, upon the same terms and conditions, for successive periods of one (1) year, unless either party provides written notice of its intention not to extend the term of this Agreement at least six (6) months’ prior to the First Renewal Date or the Second Renewal Date, as applicable. Unless sooner terminated (a) by reason of notice of non-renewal in accordance with the provisions of this Section 1 or (b) in accordance with Section 6 of this Agreement, the Employment Period shall terminate on the day preceding the first (1st) anniversary of the Second Renewal Date.

2.	Duties. The Executive agrees to serve the Company in the position of President and Chief Executive Officer and to perform diligently and to the best of his abilities the duties and services of that office. During the Employment Period, Executive shall perform the duties and services that the Company assigns or delegates to him from time to time. Executive acknowledges and agrees that Executive owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of Argo Group and further agrees not to engage or participate in any act that will or is reasonably likely to injure the business, interests, or reputation of Argo Group. Unless otherwise agreed to by the Company and the Executive, the Executive’s principal place of business with the Company shall be in Bermuda. Executive shall travel to such extent as may be required in connection with the performance of his duties.

3.	Compensation.

(a)	Base Salary. Company shall pay Executive an annual salary of U.S. One Million and 00/100 Dollars ($1,000,000.00) (“Base Salary”), less all applicable legal deductions and/or withholding. Base Salary shall be payable in accordance with Company’s policies or practices in effect from time to time, but in any event no less frequently than monthly. The Base Salary shall be reviewed annually by the Human Resources Committee of the Company’s Board of Directors for possible increase (but not decrease); the Board of Directors may, in its sole discretion, choose to increase the Base Salary during the Employment Period. If the Base Salary is increased by the Company, such Base Salary then constitutes the Base Salary for all purposes of this Agreement.

(b)	Annual Incentive and Long-Term Incentive Awards. In addition to Base Salary, during the Employment Period, the Executive may, in the sole discretion of the Company from time to time, be eligible to earn annual incentive awards and long-term incentive awards contingent upon the achievement of specific objectives as established by the Company. Any annual incentive award and/or long-term incentive award shall be paid at the time the Company normally pays such bonuses or awards, and Executive is only entitled to receive any such annual incentive and/or long term incentive award if Executive is employed by Company at the payment date.

(c)	Benefits. As additional compensation for Executive, Company shall provide or maintain for Executive medical, welfare and health insurance benefit plans on the same terms and conditions as are made available to all Executives of the Company generally, subject to the terms and conditions of such plans as in effect from time to time.

4.	Vacation. Executive shall be entitled to Paid Time Off (“PTO”) during Executive’s employment under this Agreement, subject to Company’s paid time off policy as may be in effect from time to time.

5.	Reimbursement For Expenses. Company shall reimburse Executive for all reasonable and necessary business expenses incurred by Executive in the performance of Executive’s duties during the Employment Period, provided that requests for reimbursement are submitted in accordance with Company’s policies and procedures as in effect from time to time. In no event shall expenses eligible for reimbursement be reimbursed later than December 31 of the year following the calendar year in which the Executive incurred the related expense. Any reimbursement in one calendar year may not affect the amount that may be reimbursed in any other calendar year and a right to reimbursement may not be exchanged or liquidated for another benefit or payment.

6.	Termination of Employment.

(a)	Death. This Agreement shall automatically terminate upon the death of the Executive.

(b)	Disability. Subject to the requirements of the Americans with Disabilities Act and any similar state law that may apply, Company may terminate Executive’s employment and this Agreement if Company determines that Executive is physically or mentally impaired and unable to perform the essential functions of Executive’s job, with or without reasonable accommodation, during any “Disability Period,” defined as ninety (90) consecutive days or one hundred twenty (120) days in any twelve (12)-month period.

(c)	Termination by Company for Cause. Company may immediately terminate this Agreement and Executive’s employment with the Company upon written notice to Executive at any time for Cause. For purposes of this Agreement, “Cause” will exist if:

(i)	the material breach of any provision of this Agreement by the Executive which has not been cured within five business (5) days after the Company provides notice of the breach to the Executive; provided, however, if the act or omission that is the subject of such notice is substantially similar to an act or omission with respect to which the Executive has previously received notice and an opportunity to cure, then no additional notice is required and this Agreement may be terminated immediately upon the Company’s election and written notice to the Executive;

(ii)	Company determines Executive has committed any dishonest or disloyal act, or has engaged in misconduct or gross negligence in connection with Executive’s employment that has an adverse effect on the operations or financial condition of the Company or Argo Group;

(iii)	Executive is convicted of, or pleads guilty or nolo contendere to, or enters into an agreement for deferred adjudication, deferred prosecution, or other form of delayed disposition for any felony or a crime of moral turpitude;

(iv)	Company determines Executive has engaged in conduct that violates Argo Group’s policies or is detrimental to the reputation, character or standing of, or otherwise is injurious to, Argo Group, monetarily or otherwise;

(v)	without limiting the generality of Section 6(c)(ii), the breach or threatened breach of any of the provisions of Section 8;

(vi)	Executive fails to obtain, apply for, or maintain all registrations and/or licenses required to perform Executive’s duties (as contemplated by this Agreement) by any applicable statute or regulation or by the rules of any applicable governing or regulatory entity, including the suspension, cancellation, revocation, termination or restriction of any such registration or license; or

(vii)	any ruling or finding in any state or federal court or by an arbitration tribunal that Executive has breached, or cannot perform a material part of his obligations hereunder due to, Executive’s obligations under any confidentiality, non-disclosure, non-solicitation, non-competition, non-recruitment, or any other type of restrictive covenant.

(d)	Termination by Company Without Cause. Company may terminate Executive’s employment at any time, regardless of any reason, by providing at least thirty (30) days written notice to the Executive.

(e)	Termination by Executive. Provided that the Executive is not in breach of this Agreement, Executive may terminate Executive’ employment at any time, regardless of reason, by providing at least thirty (30) days written notice to Company.

(f)	Termination by Executive with Good Reason. The Executive may terminate his employment with good reason any time after the Executive has actual knowledge of the occurrence, without the written consent of the Executive, of one of the following events (each event being referred to herein as “Good Reason”):

i.	(A) any change in the duties or responsibilities (including reporting responsibilities, which change for purposes hereof shall include the Executive no longer reporting directly to a board of directors a majority of the members of whom are independent directors as defined in the listing requirements for the primary exchange on which the Company’s shares are listed) of the Executive that is inconsistent in any adverse respect with the Executive’s position(s), duties, responsibilities or status with the Company immediately prior to such change (including any diminution of such duties or responsibilities) or (B) an adverse change in the Executive’s titles or offices (including, membership on the Board of Directors) with the Company;

ii.	a reduction in the Executive’s Base Salary or annual incentive or long-term incentive opportunity;

iii.	the relocation of the Company’s principal executive offices from Bermuda;

iv.	the failure of the Company to continue in effect any material employee benefit plan, compensation plan, welfare benefit plan or fringe benefit plan in which the Executive is participating immediately prior to the date of this Agreement or the taking of any action by the Company which would adversely affect the Executive’s participation in or reduce the Executive’s benefits under any such plan, unless the Executive is permitted to participate in other plans providing the Executive with substantially equivalent benefits;

v.	any refusal by the Company to continue to permit the Executive to engage in activities not directly related to the business of the Company which the Executive was permitted to engage in prior to the date of this Agreement;

vi.	the Company’s failure to provide in all material respects the indemnification set forth in the Company’s Articles of Incorporation, By-Laws, or any other written agreement between the Executive and Company;

vii.	the failure of the Company to obtain the assumption agreement from any successor giving rise to a Change of Control as contemplated in Section 10(a);

viii.	any other breach of a material provision of this Agreement by the Company.

For purposes of clauses (iv) through (vi) and (viii) above, an isolated, insubstantial and inadvertent action taken in good faith and which is remedied by the Company within ten (10) days after receipt of notice thereof given by the Executive shall not constitute Good Reason. The Executive’s right to terminate employment with Good Reason shall not be affected by the Executive’s incapacity due to mental or physical illness and the Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any event or condition constituting cause.

7.	Effect of Termination. The termination of this Agreement shall not affect any rights of Executive that shall have accrued prior to the date of such termination.

(a)	Upon Death or Disability of the Executive.

(i)	During the Employment Period, if the Executive’s employment is terminated due to death, the Executive’s estate shall be entitled to receive the Base Salary set forth in Section 3 accrued through the date of death and any target annual incentive award for the year in which Executive’s employment is terminated; provided, that, such target annual incentive award shall be paid on the first day of the month coincident with or first following the thirtieth (30th) day following the date Executive’s employment is terminated.

(ii)	During the Employment Period, if the Executive’s employment is terminated pursuant to Section 6(b) due to Disability, the Executive shall be entitled to receive the Base Salary set forth in Section 3 accrued through the date of termination and any target annual incentive award for the year in which Executive’s employment is terminated; provided, that, such target annual incentive award shall be paid on the first day of the month coincident with or first following the thirtieth (30th) day following the date Executive’s employment is terminated.

(iii)	In the case of the Executive’s death or termination due to Disability, a surviving spouse of the Executive or the Executive, as applicable, shall be eligible for continuation of family health benefits pursuant to Section 3(c) subject to compliance with plan provisions at the active Executive rate for an eighteen month period after the date of the Executive’s death or termination due to Disability, as applicable (“Extended Health Benefits”); provided, however, that (A) such benefit continuation coverage shall be considered part of the benefit continuation coverage which the surviving spouse or Executive, as applicable, is entitled to receive under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and (B) the surviving spouse or the Executive, as applicable, timely elects COBRA coverage.

(iv)	In the event that Executive’s employment is terminated pursuant to Section 6(b) due to Disability, it shall be a condition precedent of receipt of Extended Health Benefits pursuant to Section 7(a)(iii) that: (A) within thirty (30) days following the date of termination Executive executes (and then with all revocation periods expired) a full and complete release of Argo Group in the form attached as Exhibit A (the “Release”); and (B) the Executive remains in full compliance with Section 8. For clarity, if Executive revokes the Release or breaches any of his obligations under Section 8, Company, in addition to all other remedies set forth in this Agreement, will have no further obligation to provide the Extended Health Benefits.

(b)	By the Company Without Cause; By Employee with Good Reason; Non-Renewal By Company on the First Renewal Date or Second Renewal Date; Expiration of this Agreement.

If this Agreement is terminated under Section 6(d) or (f) or on account of the Company’s failure to extend the term of this Agreement on the First Renewal Date or the Second Renewal Date or upon the expiration of this Agreement on the one (1) year anniversary of the Second Renewal Date without the Company and the Executive mutually agreeing to continue the Executive’s employment by the Company and the termination constitutes a “separation from service” (within the meaning of Section 409A of the US Internal Revenue Code of 1986 and any related regulations or other guidance promulgated thereunder (collectively “Section 409A”)):

(i)	The Executive shall be entitled to receive his Base Salary accrued through date of termination and any annual incentive award that has been allocated or awarded to the Executive for a calendar year or other measuring period that ends prior to the termination date but has not yet been paid;

(ii)	The Executive shall be entitled to receive any target annual incentive award for the year in which Executive’s employment is terminated; provided, that, such target annual incentive award shall be paid on the first day of the month coincident with or first following the sixtieth (60th) day following the date of termination; provided, further, that if the Employee is a “specified employee” (within the meaning of Section 409A of the Code), payment of such target annual incentive award may be subject to delay in accordance with Section 7(d);

(iii)	All unvested equity awards previously awarded to the Executive by the Company shall remain in full force and effect as if no termination had occurred;

(iv)	The Company shall pay the Executive an aggregate amount equal to 2.99 times his Base Salary in a single lump sum payment (“Severance Pay”); provided, however, that such severance payment shall be paid on the first day of the month coincident with or first following the sixtieth (60th) day following the date of termination; and provided, further, that if the Employee is a “specified employee” (within the meaning of Section 409A of the Code) and any such payment is scheduled to be paid after March 15 of the year following termination of employment, the payment of severance may be further delayed as described in Section 7(d);

(v)	The Executive shall be eligible for continuation of health benefits pursuant to Section 3(c) (subject to compliance with the applicable plan provisions) at the active Executive rate until the Executive obtains reasonably equivalent coverage or for eighteen (18) months from the date of termination, whichever is earlier (“Severance Benefits”); provided, however, that (A) such benefit continuation coverage shall be considered part of the benefit continuation coverage which the Executive is entitled to receive under COBRA, and (B) the Executive timely elects COBRA coverage;

(vi)	It shall be a condition precedent of payment or provision to the Executive of Severance Pay or Severance Benefits pursuant to this Section 7(b) that: (A) within thirty (30) days following the date of termination Executive executes (and then with all revocation periods expired) a full and complete release in the form attached as Exhibit A (the “Release”); and (B) the Executive remains in full compliance with Section 8. For clarity, if Executive revokes the Release or breaches any of his obligations under Section 8, Company, in addition to all other remedies set forth in this Agreement, will have no further obligation to pay Severance Pay or Severance Benefits and will be entitled to all other remedies set forth in this Agreement;

(vii)	The Executive shall no longer be bound by the prohibitions contained in Section 8(e) prohibiting the Executive from engaging or having any interests in, directly or indirectly, a competitive business; provided, however, the Executive shall remain bound by the further prohibitions contained in Section 8(c) and (d).

(viii)	Except as provided for in this Section 7(b), the Executive shall not have any rights that have not previously accrued upon termination of this Agreement.

(c)	By Company for Cause; By Executive.

If Executive’s employment is terminated pursuant to Section 6(c) or Section 6(e), Executive shall be entitled to receive the Base Salary and any benefits set forth in Section 3 accrued but unpaid through the date of termination, and Executive shall not be entitled to any other benefits (unless otherwise required by law).

(d)	Six-Month Delay. Notwithstanding any provisions of this Agreement to the contrary, if the Executive is a “specified employee” (within the meaning of Section 409A of the Code) at the time of the Executive’s “separation from service” (within the meaning of Section 409A of the Code) and if any portion of the payments or benefits to be received by the Executive upon the Executive’s separation from service would be considered deferred compensation under Section 409A of the Code, then each portion of such payments and benefits that would otherwise be payable or provided shall instead be paid or made available on the first regular payroll date following the six month anniversary of the Executive’s separation from service or, if earlier, the date of his death.

(e)	Excise Taxes

Notwithstanding any other provision of this Agreement, if any portion of the payments and benefits provided under Section 7 of this Agreement, either alone or together with other payments and benefits which the Executive receives or is then entitled to receive from the Company, or any successor (in the aggregate, “Total Payments”), would be subject to the excise tax imposed by section 4999 of the Code, or any interest or penalties with respect to such excise tax (such excise tax, together with any interest or penalties thereon, is herein referred to as the “Excise Tax”), then, except as otherwise provided in the next sentence, such Total Payments shall be reduced to the extent the Independent Tax Counsel shall determine is necessary (but not below zero) so that no portion thereof shall be subject to the Excise Tax. If Independent Tax Counsel determines that the Executive would receive in the aggregate greater payments and benefits on an after tax basis if the Total Payments were not reduced pursuant to this Section 7(d), then no such reduction shall be made. For purposes of determining the after tax benefit to the Executive, the Executive’s estimated actual blended marginal rate of federal, state and local income taxation in the calendar year in which the Termination Date occurs shall be utilized. Such marginal rate shall be determined by taking into account (A) the estimated actual net effect on the marginal rate attributable to the deduction of state and local income taxes, (B) the phase out, if any, of itemized deductions, (C) the estimated actual net tax rate attributable to employment taxes, and (D) any other tax provision that in the judgment of the Independent Tax Counsel will actually affect the Executive’s estimated actual blended marginal tax rate. The determination of which payments or benefits shall be reduced to avoid the Excise Tax shall be made by the Independent Tax Counsel, provided that the Independent Tax Counsel shall reduce or eliminate, as the case may be, payments or benefits in the order that it determines will produce the required deduction in Total Payments with the least reduction in the after-tax economic value to the Executive of such payments. If the after-tax economic value of any payments is equivalent, such payments shall be reduced in the inverse order of when the payments would have been made to the Executive until the reduction specified herein is achieved. The Independent Tax Counsel shall provide its determination, together with detailed supporting calculations and documentation to the Company and the Executive within ten (10) days of the Termination Date. The determination of the Independent Tax Counsel under this Section 7(d) shall be final and binding on all parties hereto. For purposes of this Section 7(d), “Independent Tax Counsel” shall mean a lawyer, a certified public accountant with a nationally recognized accounting firm, or a compensation consultant with a nationally recognized actuarial and benefits consulting firm with expertise in the area of executive compensation tax law, who shall be selected by the Company and shall be acceptable to the Executive (the Executive’s acceptance not to be unreasonably withheld), and whose fees and disbursements shall be paid by the Company.

8.	Confidentiality and Covenants.

(a)	Definitions. For the purposes of this Section 8, the following words have the following meanings:

(i)	“Company Group” means, individually and collectively, (A) the Company; (B) any entity within Argo Group for which the Executive performs duties pursuant to this Agreement; and (C) any entity within

Argo Group in relation to which the Executive has, in the course of his employment, (1) acquired knowledge of Argo Group’s trade secrets or Confidential Information (defined below), (2) had material dealings with Argo Group’s Customers or Prospective Customers, or (3) supervised directly or indirectly any employee having material dealings with Argo Group’s Customers or Prospective Customers.

(ii)	“Company Services” means any services (including but not limited to technical and product support, technical advice, underwriting and customer services) supplied by Company Group.

(iii)	“Customer” means any Person to whom or which Company Group supplied Company Services and with whom or which: (A) Executive had dealings pursuant to his employment, or (B) any employee who was under the direct or indirect supervision of the Executive had dealings pursuant to his or her employment, or (C) Executive was responsible in a client management capacity on behalf of the Company.

(iv)	“Person” means any individual, firm, company, corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company or other entity of any kind.

(v)	“Prospective Customer” means any Person with whom or which Company Group shall have had negotiations or material discussions regarding the possible distribution, sale or supply of Company Services and with whom or which: (A) Executive shall have had dealings pursuant to his employment, or (B) any employee who was under the direct or indirect supervision of Executive shall have had dealings pursuant to his or her employment, or (C) Executive was responsible in a client management capacity on behalf of the Company.

(vi)	“Restricted Area” means: (A) the United States, and (B) any other geographic area in which Company Group provides Restricted Services and in which Executive participates, directly or indirectly, in the course of performing his duties for Argo Group during the 12 months preceding the date of Executive’s termination of employment.

(vii)	“Restricted Employee” means any Person who, on the date of the termination of Executive’s employment with the Company, was employed by Argo Group at the level of director, manager, underwriter or salesperson and with whom the Executive had material contact or dealings in the course of his employment;

(viii)	“Restricted Services” means Company Services or any services of the same or of a similar kind.

(b)	Acknowledgement.

(i)	The Executive acknowledges that, during his employment, Argo Group will disclose to Executive, or place Executive in a position to access or develop trade secrets or Confidential Information (defined in Section 8(c)) belonging to Argo Group; and/or will entrust the Executive with business opportunities of Argo Group; and/or will place the Executive in a position to develop good will on behalf of Argo Group. The Executive acknowledges that the Confidential Information, business opportunities and good will of Argo Group are of competitive value and could be used to the competitive and financial detriment of Argo Group if misused or disclosed by the Executive. Argo Group will permit Executive to have access to Confidential Information, business opportunities and goodwill only in return for the Executive’s promises in Section 8 of this Agreement. The Executive therefore agrees that the obligations and restrictions set out in Section 8 are reasonable and necessary to protect the legitimate business interests of Argo Group, both during and after the termination of his employment.

(ii)	If, during the Executive’s employment, the Executive creates any work of authorship fixed in any tangible medium of expression that is the subject matter of copyright (such as video tapes, written presentations, or acquisitions, computer programs, e-mail, voice mail, electronic data bases, drawings, maps, architectural renditions, models, manuals, brochures or the like) relating to Company Group’s business, products or services, whether such work is created solely by the Executive or jointly with others (whether during business hours or otherwise and whether on Argo Group’s premises or otherwise), Company Group shall be deemed the author of such work if the work is prepared by the Executive in the scope of the Executive’s employment.

(c)	Confidential Information.

(i)

Executive understands and agrees that all records, whether original, duplicated, computerized, memorized, handwritten, or in any other form, and all information contained therein, relating to the past, current or prospective business of Argo Group, and/or relating to Customers and/or Prospective Customers, that provide Argo Group with a competitive advantage and that are not known to the general public are proprietary, confidential and constitute trade secrets, regardless of whether such records or information were generated and/or obtained by Executive, Argo Group, and/or a third party, including without limitation: (a) Customer and Prospective Customer information such as contact information, account or policy information, purchasing information, insurance and/or reinsurance needs, underwriting, financial and pricing information; (b) any plans, formulas, products, trade secrets, sales, marketing, merchandising or underwriting information or strategies, product information, or confidential material or information and instructions, technical or otherwise, issued or published for the use of Argo Group; and (c) any information concerning the present or future business, processes, or methods or manner of operation of Argo Group, accomplishing the business undertaken by Argo Group, or concerning improvement, inventions or know how relating to the same or any part thereof (collectively, “Confidential Information”).

(ii)	Executive acknowledges that, during his employment, Executive will occupy a position of trust and confidence as regards Company Group and therefore agrees that he shall treat as confidential and, except as expressly required in the performance of Executive’s duties under this Agreement, shall not use for Executive’s own benefit or disclose (or permit or cause the disclosure of) to any Person, directly or indirectly, any Confidential Information unless such use or disclosure has been specifically authorized in writing by Company Group in advance. It is the intent of Company Group, with which intent Executive hereby agrees, to restrict Executive from disseminating or using for Executive’s own benefit any information belonging directly or indirectly to Argo Group that is unpublished, not readily available to the general public and that could be detrimental to Argo Group if so used or disclosed.

(iii)	Executive understands that Confidential Information is entrusted to Executive solely due to Executive’s affiliation with Argo Group. Confidential Information is extremely valuable to Argo Group and Executive acknowledges, understands and agrees Argo Group takes reasonable measures to maintain its confidentiality and to guard its secrecy. This information is developed and acquired by expenditures of time, effort and money and provides Argo Group with a competitive advantage. Executive agrees that Confidential Information is the property of Argo Group and is deserving of trade secret status and protection.

(iv)	Upon termination of Executive’s employment for any reason, Executive (or Executive’s heirs or personal representatives) shall immediately deliver to the Company: (i) all documents and materials containing Confidential Information (including without limitation any copies, summaries or computerized or electronic versions thereof); (ii) all documents and materials which otherwise contain information relating to the business and affairs of Argo Group (whether or not confidential); and (iii) all other documents, materials and other property belonging to Argo Group that are in the possession or under the control of Executive. Executive shall permit Argo Group to inspect, prior to removal, any and all materials to be taken from Argo Group’s offices and shall surrender and provide to Argo Group any electronic device (including but not limited to any computer, handheld device, mobile telephone or similar device) used to conduct business while employed by Company (whether owned by Argo Group or Executive) for the purpose of inspecting such device and removing all Confidential Information.

(v)	In the event that Executive becomes legally compelled to disclose any Confidential Information, Executive shall provide the Company prompt notice before such Confidential Information is disclosed so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. Executive will exercise Executive’s best efforts to assist the Company in obtaining such a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained, Executive will furnish only that portion of the Confidential Information which Executive is advised by written reasonable opinion of counsel is legally required.

(vi)	All information, ideas, concepts, improvements, discoveries, and inventions, whether patentable or not, that are conceived, made, developed or acquired by Executive, individually or in conjunction with others, during Executive’s employment with the Company (whether during business hours or otherwise and whether on the premises of Argo Group or otherwise) that relate to the business, products or services of Company Group shall be disclosed to the Board and are and shall be the sole and exclusive property of Company Group. Moreover, all documents, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, e-mail, voice mail, electronic data bases, maps and all other writings and materials of any type embodying any such information, ideas, concepts, improvements, discoveries and inventions are and shall be the sole and exclusive property of Company Group. Upon termination of Executive’s employment for any reason, Executive promptly shall deliver the same, and all copies thereof, to Company Group.

(d)	Restrictive Covenant. Other than for or on behalf of Argo Group, Executive agrees that Executive shall not (whether by Executive, through Executive’s employers or employees or agents or otherwise, and whether on Executive’s own behalf or on behalf of any other person, firm, company or other organization) during Executive’s employment with the Company and for the period of 12 months after Executive ceases to be employed by the Company, directly or indirectly:

(i)	contact or solicit any Customer or Prospective Customer with respect to Restricted Services, or endeavor to entice away from Company Group any Customer or Prospective Customer;

(ii)	accept orders or facilitate the acceptance of any orders, or have any business dealings for, Restricted Services from any Customer or Prospective Customer;

(iii)	contact, solicit or induce, or endeavor to solicit or induce any Restricted Employee to cease working for or providing services to Argo Group, or hire any Restricted Employee;

(iv)	employ or otherwise engage for the purpose of researching into, developing, distributing, selling, supplying or otherwise dealing with Restricted Services, any Person who is or was employed or engaged by Company Group and who, by reason of such employment or engagement, is reasonably likely to be in possession of any Argo Group trade secrets or Confidential Information.

(e)	Non-Competition Requirement(s). Executive agrees that, during Executive’s employment with the Company, other than for or on behalf of Argo Group, Executive shall not (whether by himself, through his employers or employees or agents or otherwise, and whether on his own behalf or on behalf of any other Person), directly or indirectly, own, manage, operate, control, make loans or advances to, be employed by, act as an officer, director, agent or consultant for, or be in any other way connected with or provide services to or for, any Person: (a) engaged in the property and/or casualty insurance and/or reinsurance business; and/or (b) that offers products or services competitive with the products or services offered by Argo Group, or that otherwise competes with Argo Group (“Non-Competition Requirement”).

Executive further agrees that he shall not (whether by himself, through his employers or employees or agents or otherwise, and whether on his own behalf or on behalf of any other Person), directly or indirectly, for a period of 12 months after Executive ceases to be employed by the Company, own, manage, operate, control, make loans or advances to, be employed by, act as an officer, director, agent or consultant for, or be in any other way connected with or provide services to or for, any Person in the business of researching, developing, underwriting, distributing, selling, supplying, or otherwise dealing with Restricted Services in the Restricted Area (“Post-Employment Non-Competition Requirement”).

(f)	Executive agrees that during the 12 months following the date of termination of his employment, Executive shall inform the Company, prior to the acceptance of any job or any work as an independent contractor, of the identity of any new employer or other entity to which Executive plans to provide consulting or other services, along with Executive’s starting date, title, job description and any other information which the Company may reasonably request to confirm Executive’s compliance with the terms of this Agreement.

(g)	This Section 8 shall be for the benefit of Argo Group and the Company reserves the right to assign the benefit of such provisions to any entity within Argo Group. The obligations undertaken by the Executive pursuant to this Section 8 shall, with respect to each entity within Company Group, constitute separate and distinct obligations and covenants and the invalidity or unenforceability of any such obligation or covenant shall not affect the validity or enforceability of the obligations or covenants in favor of any other entity within Company Group.

(h)	Section 8 shall survive the termination of the Executive’s employment with the Company and the termination or expiration of this Agreement for any reason.

While the restrictions and obligations in Section 8 (on which the Executive has had the opportunity to take independent advice, as the Executive hereby acknowledges) are considered by the parties to be reasonable in all circumstances, if any portion(s) of Section 8 shall be adjudged to be illegal, void, unenforceable, overly broad (including as to time, scope or geography) or otherwise beyond what is reasonable in all the circumstances for the protection of the legitimate interests of Argo Group, any such portion(s) of Section 8 shall be reformed to ensure the enforceability of Section 8 to the fullest extent possible or if reformation of such portion(s) is deemed impossible then such portions of Section 8 shall be severed from this Agreement, but the remainder of Section 8 of this Agreement shall remain in full force and effect.

9.	Remedies for Breach. In addition to the rights and remedies otherwise provided in this Agreement, and without waiving the same, if Executive breaches, or threatens to breach, any of the provisions of Section 8, Executive agrees that the Company shall have the following rights and remedies, in addition to any others, each of which shall be independent of the other and severally enforceable:

(a)	The right and remedy to have such provisions specifically enforced by a court and/or arbitrator(s) having equitable jurisdiction. Executive specifically acknowledges and agrees that any breach or threatened breach of the provisions of Section 8 hereof will cause substantial irreparable injury to Argo Group and that money damages will not provide an adequate remedy to Argo Group, and that Argo Group will be entitled to appropriate equitable relief, including but not limited to a temporary restraining order or temporary or permanent injunctive relief. Such equitable relief shall be available without posting of any bond or other security.

(b)	The right to require Executive to account for and pay over to Company all compensation, profits, monies, accruals, increments or other benefits (hereinafter collectively the “Benefits”) derived or received by the Executive as a result of any conduct, activities, transactions and/or other provision of services constituting a breach of any of the provisions of Section 8.

(c)	Upon discovery by Company of a breach or threatened breach of Section 8, the right to immediately suspend any payments or benefits to Executive under Sections 3, 7 or 8 pending a resolution of the dispute.

(d)	The right to terminate Executive’s employment for Cause pursuant to Section 6(c).

(e)	If Executive is determined to have breached any provisions of Section 8, the court or arbitrator shall extend the effect of those provisions of the Section for an amount of time equal to the time Executive was in breach thereof.

10.	Change of Control

(a)	For purposes of this Agreement, a “Change of Control” shall be deemed to occur if:

(i)	Any Person, other than (1) the Company or any of its subsidiaries, (2) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (3) an underwriter temporarily holding securities pursuant to an offering of such securities, or (4) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its Affiliates) representing 50% or more of the combined voting power of the Company’s then outstanding securities, or 50% or more of the then outstanding common stock of the Company, excluding any Person who becomes such a Beneficial Owner in connection with a merger or consolidation of the Company described in (ii) below.

(ii)	There is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, except if: (A) the merger or consolidation would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or (B) the merger or consolidation is effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates other than in connection with the acquisition by the Company or its Affiliates of a business) representing 50% or more of the combined voting power of the Company’s then outstanding securities;

(iii)	The shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by the stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

(iv)	During any two-year period, individuals who at the beginning of the period constitute the Board of Directors of the Company cease for any reason to constitute a majority of the Board of Directors.

(b)	For purposes of this Section 10:

(i)	The term “Person” shall have the meaning given in Section 3(a)(9) of the 1934 Act as modified and used in Sections 13(d) and 14(d) of the 1934 Act.

(ii)	The term “Beneficial Owner” shall have the meaning provided in Rule 13d-3 under the 1934 Act.

(iii)	The term “Affiliate” means, with respect to any individual or a corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind (each a “person”), any other person that directly or indirectly controls or is controlled by or under common control with such person. For the purposes of this definition, “control” when used with respect to any person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise; and the terms of “affiliated”, “controlling” and “controlled” have meanings correlated to the foregoing.

11.	Successors and Assigns. This Agreement is personal in its nature and Executive cannot assign it without Company’s written consent. Company may assign this Agreement to any successor in interest and/or to Argo Group.

12.	Notices. Any notice required or permitted to be given to Executive pursuant to this Agreement shall be sufficiently given if sent to Executive by registered or certified mail addressed to Executive at 110 Pitts Bay Road, Pembroke HM 08 Bermuda, or at such other address as Executive shall designate by written notice to the Company, and any notice required or permitted to be given to the Company pursuant to this Agreement shall be sufficiently given if sent to the Company by registered or certified mail addressed to it at 110 Pitts Bay Road, Pembroke HM 08 Bermuda, Attn: General Counsel, or at such other address as it shall designate by notice to Executive.

13.	Invalid Provisions. The invalidity or unenforceability of a particular provision of this Agreement shall not affect the enforceability of any other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

14.	Amendment. This Agreement may only be amended in writing by an agreement executed by both parties hereto.

15.	Entire Agreement. This Agreement contains the entire agreement of the parties regarding the subject matter contained herein and supersedes any and all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, as well as the negotiations between said parties. The parties further agree that this Agreement shall supersede and replace in its entirety the Executive Employment Agreement, dated August 17, 2007, between the Executive and the Company and the Executive Employment Agreement, effective as of August 10, 2010, between the Executive and the Company, as amended.

16.	Arbitration.

(a)	Any claim or controversy arising between Executive and the Company and/or Argo Group, shall be settled by final and binding arbitration in Bexar County, Texas.

(b)	Disputes that must be arbitrated under this Agreement shall include all statutory, contractual, and common law claims and controversies between Executive and Argo Group including, without limitation, controversies concerning the construction, performance or breach of this Agreement or any other agreement between the Company and Executive, whether entered into prior, on or subsequent to the date hereof, claims arising out of or relating to Executive’s hiring, employment, or termination of employment, and claims of workplace discrimination, harassment and retaliation. Workers’ compensation claims (except any claim asserted pursuant to Tex. Labor Code §451 or any successor provision), claims for unemployment benefits and claims based upon any Company’s benefit plans containing a different final and binding dispute procedure are excluded from arbitration.

(c)	This Section 16 and any arbitration hereunder are subject to and controlled by the Federal Arbitration Act, 9 U.S.C. §1, et seq. (“FAA”). Notwithstanding the foregoing, the parties agree that all questions of arbitrability will be submitted to the arbitrator. Additionally, in the event that the FAA is deemed not to apply, the parties agree that any review of the arbitration award shall be strictly limited to the bases provided for under the FAA.

(d)	Submission to arbitration pursuant to this Section 16 may be compelled by any court located in Bexar County, Texas. The parties agree to submit to exclusive jurisdiction and venue in the courts in Bexar County, Texas for purpose of this Subsection 16(d).

(e)	Any party may, without waiving any other rights and remedies under this Agreement, apply to any court located in Bexar County, Texas, to seek any interim or preliminary injunctive relief that is necessary to protect the rights or property of that party, pending the arbitrator’s award or resolution of the controversy. The parties agree to submit to exclusive jurisdiction and venue in the courts in Bexar County, Texas for purpose of this Subsection 16(e).

(f)	The arbitration proceedings under this Section 16 shall be before a single arbitrator and conducted in accordance with the American Arbitration Association’s (AAA) National Rules for the Resolution of Employment Disputes in effect at the time the demand for arbitration is made, which are incorporated herein and are available through the AAA’s website (http://www.adr.org) or the Company’s Human Resource Department, except to the extent they conflict with the specific provisions of this Agreement.

(g)	The arbitrator may award reasonable attorneys’ fees to the prevailing party if such an award would be permitted under the law governing the claim(s) involved.

(h)	The arbitration award may be specifically enforced by any party in any court of competent jurisdiction.

(i)	The parties acknowledge, understand and agree that:

(i)	Each party has had the opportunity to consult with legal counsel regarding this Section 16;

(ii)	By agreeing to arbitrate, the parties give up their rights to sue each other in a court of law and to have a trial by jury;

(iii)	Arbitration awards are final and binding and a parties’ ability to have a court reverse or modify an arbitration award is very limited, as envisioned by and provided for in the FAA;

(iv)	The ability of the parties to conduct discovery (e.g., the ability of the parties to obtain documents, interrogatory answers and witness statements) is within the discretion of the arbitrator and may be more limited than and different from discovery in court proceedings;

(v)	The arbitrator’s award is not required to include factual findings or legal reasoning or otherwise explain the bases for the award;

(vi)	The time limits for bringing a claim and other proceedings in arbitration may be different from the time limits imposed by courts;

(vii)	Each party may be represented by an attorney during the arbitration proceedings;

(viii)	Executive is still protected by all applicable employment laws, and does not give up any substantive rights to recover damages; and

(ix)	This Section 16 survives the termination of Executive’s employment and the termination or expiration of this Agreement for any reason.

17.	Applicable Law. This Agreement is entered into under, and shall be governed for all purposes, by the laws of the State of Texas, without regard to its conflicts of law principles.

18.	Jurisdiction and Venue. The parties agree that any dispute between the parties that is determined to be not subject to arbitration pursuant to Section 16 shall be subject to exclusive jurisdiction and venue in the District Courts in Bexar County, Texas.

19.	No Waiver. Company’s or Executive’s failure at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall not be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

20.	Severability. If any provision of this Agreement is adjudged to be invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or unenforceability of any other provision of this Agreement, and the provision shall be reformed to the fullest extent possible or if reformation of such provision is deemed impossible such provision shall be severed from this Agreement, but the remainder of this Agreement shall remain in full force and effect.

21.	Section 409A and 457A Compliance. To the extent applicable, this Agreement is intended to meet the requirements of Section 409A and 457A of the Code, and shall be interpreted and construed consistent with that intent. For purposes of this Agreement, each payment under this Agreement shall be considered a “separate payment” and not as part of a series of payments for purposes of Section 409A.

22.	Withholding of Taxes and Other Executive Deductions. Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling and any and all other normal Executive deductions made with respect to the Company’s Executives generally.

23.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one in the same agreement.

24.	Clawback. Notwithstanding any provision in this Agreement to the contrary, any portion of the payments and benefits provided under this Agreement, as well as any other payments and benefits which the Employee receives pursuant to a Company plan or other arrangement, shall be subject to a clawback to the extent necessary to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act or any Securities and Exchange Commission rule.

EXECUTIVE UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT, IN ACCORDANCE WITH SECTION 16, THIS AGREEMENT IS SUBJECT TO MANDATORY ARBITRATION AND THAT EXECUTIVE IS AGREEING IN ADVANCE TO ARBITRATE ANY CONTROVERSIES WHICH ARISE WITH ARGO GROUP IN ACCORDANCE WITH THE TERMS OUTLINED THEREIN.

In witness whereof, the parties hereto have executed this Agreement as of the day and year above written.

ARGO GROUP INTERNATIONAL HOLDINGS, LTD.		EXECUTIVE:

By:	/s/ John R. Power, Jr.	/s/ Mark E. Watson III
	John R. Power, Jr., Chairman	Mark E. Watson III
Human Resources Committee,
Board of Directors of Argo Group International Holdings, Ltd.

EXHIBIT A

GENERAL RELEASE

Argonaut Group International Holdings, Ltd. (“Company”) and I, Mark E. Watson III, agree as follows:

I. Complete Release

A.	In General: Pursuant to the requirements of Section 7 of my Executive Employment Agreement with the Company dated (the “Executive Employment Agreement”), and as consideration for the termination benefits contained therein, I hereby agree to irrevocably and unconditionally release any and all Claims I may now have against the Company and other parties as set forth in this Section I.

B.	Released Parties: The Released Parties are the “Argo Group” entities, as defined in the Executive Employment Agreement, which include Argo Group International Holdings, Ltd. and all of its subsidiary holding and operating companies, and, with respect to each of them, their predecessors and successors; and, with respect to each such entity, all of its past, present and future employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries, and insurers of such programs); and any other persons acting by, through, under or in concert with any of the persons or entities listed in this subsection (the “Released Parties” and each a “Released Party”).

C.	Claims Released: I understand and agree that I am releasing all known and unknown claims, demands, promises, causes of action and rights of any type that I may have had or currently have (the “Claims”) against each and every Released Party based on, relating to, or arising out of any fact, act, omission, event, conduct, representation, agreement or other matter whatsoever, except that I am not releasing any claim to enforce: (i) this Agreement; (ii) any right, if any, to claim government-provided unemployment benefits; or (iii) any rights or claims that wholly arise or accrue after I sign this Agreement. I further understand that the Claims I am releasing may arise under many different laws (including statutes, regulations, other administrative guidance and common law doctrines) including but by no means limited to:

1.

Anti-discrimination statutes, such as the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act (“OWBPA”), and Executive Order 11141, which prohibit age discrimination in employment; Title VII of the Civil Rights Act of 1964, Section 1981 of the Civil Rights Act of 1866, and Executive Order 11246, which prohibit discrimination based on race, color, national origin, religion, or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Americans With Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973, which prohibit discrimination based on disability; and any other federal, state or local laws prohibiting employment or wage discrimination, including the laws of Bermuda, including but not limited to the Employment Act of 2000 and the Human Rights Act of 1981.

2.	Federal employment statutes, such as the WARN Act, which requires that advance notice be given of certain work force reductions; the Employee Retirement Income Security Act of 1974, which, among other things, protects employee benefits; the Fair Labor Standards Act of 1938 and laws which regulate wage and hour matters; the Family and Medical Leave Act of 1993, which requires employers to provide leaves of absence under certain circumstances; and any other federal laws relating to employment, such as veterans’ reemployment rights laws.

3.	Other laws, such as any federal, state or local laws providing workers’ compensation benefits (or prohibiting workers’ compensation retaliation), restricting an employer’s right to terminate employees or otherwise regulating employment; any federal, state or local law enforcing express or implied employment contracts or requiring an employer to deal with employees fairly or in good faith.

4.	Tort and contract claims, such as claims for wrongful discharge, negligence, negligent hiring, negligent supervision, negligent retention, physical or personal injury, emotional distress, fraud, fraud in the inducement, negligent misrepresentation, defamation, invasion of privacy, interference with contract or with prospective economic advantage, breach of express or implied contract, breach of covenants of good faith and fair dealing, promissory estoppel, and similar or related claims.

5.	Examples of released Claims include, but are not limited to: (i) Claims that in any way relate to my employment with the Company or any other Released Party, or the termination of that employment, such as Claims for compensation, bonuses, commissions, lost wages or unused accrued vacation or sick pay; (ii) Claims that in any way relate to the design or administration of any employee benefit program; (iii) Claims that I have irrevocable or vested rights to severance or similar benefits or to post-employment health or group insurance benefits; or (iv) any Claims to attorneys’ fees or other indemnities.

D.	Unknown Claims: I understand that I am releasing Claims about which I may be unaware. That is my knowing and voluntary intent, even though I recognize that someday I might learn that some or all of the facts I currently believe to be true are untrue or learn of facts or other matters about which I now am unaware, and even though I might then regret having signed this Release. Nevertheless, I am assuming that risk and I agree that this Agreement shall remain effective in all respects in any such case. I expressly waive all rights I might have under any law that is intended to protect me from waiving unknown claims. I understand the significance of doing so.

II. Promises, Warranties, And Representations

A.	Employment Termination: I understand and agree that my employment with the Company terminated on . I also understand and agree that I have no right of rehire or reinstatement with any Released Party, regardless of location, and that each and every Released Party is under no obligation to rehire or reinstate me. I also acknowledge and understand that the failure of a Released Party to rehire or reinstate me is contractual and is in no way discriminatory or retaliatory in nature.

B.	Pursuit of Released Claims: I affirm that I have not filed, have not caused to be filed, and am not presently party to, any actions, grievances, arbitrations, complaints, claims or other legal proceedings against or relating to any Released Party in any forum. To the extent permitted by law, I agree not to, directly or indirectly, file, initiate, encourage, aid or assist in any investigations, actions, grievances, arbitrations, complaints, claims or other legal proceedings against or relating to any Released Party. Notwithstanding the foregoing, I understand that nothing in this General Release prohibits me from: (i) challenging the knowing and voluntary nature of the release of ADEA claims pursuant to the OWBPA; or (ii) making or asserting: (A) any claim or right which cannot be waived under applicable law, including but not limited to the right to file a charge with, provide information to or participate in an investigation or proceeding conducted by the Texas Workforce Commission Civil Rights Division, the Equal Employment Opportunity Commission or other federal, local or state governmental agency charged with enforcing anti-discrimination laws, or the National Labor Relations Board; (B) any right I have to any payments pursuant to Section 7(b) of the Executive Employment Agreement; (C) any right I have to accrued benefits (within the meaning of Sections 203 and 204 of the Employee Retirement Income Securities Act of 1974, as amended); and (D) any rights I have or claims that may arise after the date this General Release is executed. I further agree and covenant that should any person, entity, organization, federal, state or local governmental agency institute an investigation, action, grievance, arbitration, complaint, claim or other legal proceeding involving any matter encompassed by the release set forth in Section 1, I shall not be entitled to recover and expressly waive any right to seek, accept or recover any monetary relief or other individual remedies.

C.	Execution of this Agreement: I understand and agree that, but for my execution of this General Release and the fulfillment of the promises contained therein, I would not be entitled to receive the benefit continuation coverage or severance pay described in Section 7(b) of the Executive Employment Agreement.

D.	Company Property: Before accepting any monetary payments from the Company, I promise to comply with my obligation under Sections 8(c)(iv) and 8(c)(vi) of the Executive Employment Agreement.

E.	Taxes: I am responsible for paying any taxes on amounts I receive because I signed this Release. I agree that the Company may withhold all taxes it determines it is legally required to withhold.

F.	Ownership of Claims: I have not assigned or transferred any Claim I am releasing, nor have I purported to do so. In addition to any other remedies, rights or defenses that may be available to the Released Parties by virtue of this General Release or my breach hereof, I will pay the reasonable attorneys’ fees, costs, expenses and any damages the Released Parties incur as a result of my breach of this representation or if this representation was false when made.

G.	Implementation: I agree to sign any documents and do anything else that is necessary in the future to implement this Agreement.

III. Miscellaneous

A.	Entire Agreement: This is the entire agreement between me and the Company with respect to my release of Claims against the Company. This Agreement may not be modified or canceled in any manner except by a writing signed by both me and an authorized Company official. I acknowledge that I have not relied on any representations, promises, or agreements of any kind made to me in connection with my decision to accept this General Release, except for those set forth in this General Release and my Executive Employment Agreement.

B.	Successors: This Agreement binds my heirs, administrators, representatives, executors, successors and assigns, and will inure to the benefit of all Released Parties and their respective heirs, administrators, representatives, executors, successors and assigns.

C.	Interpretation: This Agreement shall be construed as a whole according to its fair meaning. It shall not be construed strictly for or against me or any Released Party. Unless the context indicates otherwise, the singular or plural number shall be deemed to include the other. Captions are intended solely for convenience of reference and shall not be used in the interpretation of this Release.

Governing Law, Mandatory Arbitration and Venue: This Agreement is entered into under, and shall be governed for all purposes, by the laws of the State of Texas, without regard to its conflicts of law principles. Any claim or controversy arising between Executive and the Company and/or Argo Group, shall be settled by final and binding arbitration in Bexar County, Texas pursuant to Section 16 of the Executive Employment Agreement, which is incorporated by reference herein. I acknowledge and agree that I have read Section 16 of the Executive Employment Agreement and understand that it contains a mandatory arbitration provision and that I am agreeing in advance to arbitrate any controversies which arise in connection with this General Release and my Executive Employment Agreement. I agree that any dispute between the parties that is determined to be not subject to arbitration pursuant to Section 16 shall be subject to exclusive jurisdiction and venue in the Texas District Court in Bexar County, Texas.

IV. Notice, Time for Consideration and Revocation Period

A.	THE GENERAL RELEASE OF CLAIMS CONTAINED IN THIS AGREEMENT CONSTITUTES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, INCLUDING WITHOUT LIMITATION, ALL CLAIMS FOR AGE DISCRIMINATION UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT AND ANY SIMILAR STATE LAWS. THIS GENERAL RELEASE DOES NOT WAIVE RIGHTS OR CLAIMS THAT MAY ARISE AFTER THE DATE IT IS EXECUTED;

B.	I AGREE THAT I AM WAIVING RIGHTS AND CLAIMS I MAY HAVE IN EXCHANGE FOR CONSIDERATION WHICH IS IN ADDITION TO THINGS OF VALUE TO WHICH I MAY ALREADY BE ENTITLED;

C.	I UNDERSTAND AND AGREE THAT I HAVE BEEN ADVISED THAT I HAVE THE RIGHT TO CONSULT WITH AN ATTORNEY OF MY CHOOSING PRIOR TO EXECUTING THIS GENERAL RELEASE;

D.	IF TERMINATED AS PART OF A TERMINATION OR EXIT INCENTIVE PROGRAM OFFERED TO A GROUP OR CLASS OF EMPLOYEES, I ACKNOLWEDGE i) THAT I HAVE AT LEAST FORTY-FIVE (45) DAYS WITHIN WHICH TO CONSIDER THIS GENERAL RELEASE BEFORE EXECUTING IT; AND ii) THAT I HAVE RECEIVED WRITTEN NOTICE FROM THE COMPANY WHICH INFORMS ME OF THE i) CLASS, UNIT, OR GROUP OF INDIVIDUALS COVERED BY THE PROGRAM, ii) ANY ELIGIBILITY FACTORS FOR SUCH PROGRAM, iii) ANY TIME LIMITS APPLICABLE TO SUCH PROGRAM, AND iv) THE JOB TITLES AND AGES OF ALL INDIVIDUALS THAT ARE AND ARE NOT ELIGIBLE OR SELECTED FOR THE PROGRAM.

E.	I UNDERSTAND THAT IN THE EVENT THAT I AM FORTY (40) YEARS OF AGE OR OLDER AT THE TIME OF TERMINATION, I WILL HAVE AT LEAST TWENTY-ONE (21) DAYS WITHIN WHICH TO CONSIDER THIS GENERAL RELEASE BEFORE EXECUTING IT; AND

F.	I UNDERSTAND THAT SHOULD THE PROVISIONS OF (D) AND (E) ABOVE NOT OTHERWISE APPLY, I HAVE SEVEN (7) DAYS FOLLOWING MY EXECUTION OF THIS GENERAL RELEASE TO REVOKE IT BY DELIVERING WRITTEN NOTICE OF SUCH REVOCATION TO THE COMPANY AND THAT THE GENERAL RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED.

Executed on this                  day of                             , 20        .

MARK E. WATSON III

Executed on this                  day of                             , 20        .

ARGO GROUP INTERNATIONAL HOLDINGS, LTD.

By:

Title: